Exhibit 99.1

FOR IMMEDIATE RELEASE

GETTY REALTY CORP. ANNOUNCES SECOND QUARTER 2024 RESULTS

- Reports $104 Million of Year-to-Date Investment Activity -

- Increases 2024 Full Year Earnings Guidance -

NEW YORK, NY, July 24, 2024 — Getty Realty Corp. (NYSE: GTY) (“Getty” or the “Company”) announced today its financial and operating results for the quarter ended June 30, 2024.

Second Quarter 2024 Highlights

•
Net earnings: $0.30 per share
•
Funds From Operations (“FFO”): $0.55 per share
•
Adjusted Funds From Operations (“AFFO”): $0.58 per share
•
Invested $61.7 million across 23 properties at an 8.1% initial cash yield
•
Committed investment pipeline of more than $53 million, as of July 24, 2024, for the development and/or acquisition of 25 convenience and automotive retail properties

“We continued to grow and diversify our portfolio of convenience and automotive retail properties by accretively deploying more than $100 million through the first half of the year," stated Christopher J. Constant, Getty’s President & Chief Executive Officer. “As one of the largest owners of real estate in our target retail sectors, we are benefiting from the depth of our sector knowledge and industry relationships, as well as the stability of our tenants’ operations. Our in-place portfolio continues to generate reliable and growing rental revenue, while our investment activity drives incremental income. As we look ahead, we remain focused on delivering sustained earnings growth, while adhering to our disciplined approach to capital allocation and effectively managing our balance sheet.”

Net Earnings, FFO and AFFO

All per share amounts are presented on a fully diluted per common share basis, unless stated otherwise. FFO and AFFO are “Non-GAAP Financial Measures” which are defined and reconciled to net earnings at the end of this release.

($ in thousands, except per share amounts)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Net earnings	$16,711	$13,524	$33,434	$27,606
Net earnings per share	0.30	0.26	0.59	0.55

FFO	$30,454	$26,534	$60,065	$50,979
FFO per share	0.55	0.52	1.08	1.02

AFFO	$32,198	$28,517	$63,601	$55,688
AFFO per share	0.58	0.56	1.15	1.12

Select Financial Results

Revenues from Rental Properties

($ in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Rental income (a)	$45,734	$39,728	$90,109	$78,516
Tenant reimbursement income	2,986	3,930	5,826	7,509
Revenues from rental properties	$48,720	$43,658	$95,935	$86,025

(a)
Rental income includes base rental income, additional rental income, if any, and certain non-cash revenue recognition adjustments.

For the quarter ended June 30, 2024, base rental income grew 14.9% to $45.5 million, as compared to $39.6 million for the same period in 2023. For the six months ended June 30, 2024, base rental income grew 14.0% to $89.4 million, as compared to $78.4 million for the same period in 2023.

The growth in base rental income in both periods was driven by incremental revenue from recently acquired properties, contractual rent increases for in-place leases, and rent commencements from completed redevelopments, partially offset by property dispositions.

Interest (Income) on Notes and Mortgages Receivable

($ in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Interest on notes and mortgages receivable	$1,217	$1,040	$2,972	$1,693

The increase in interest earned on notes and mortgages receivable in both periods was due to larger average development funding balances and higher development funding rates.

Property Costs

($ in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Property operating expenses	$3,782	$4,706	$7,421	$9,228
Leasing and redevelopment expenses	201	105	265	283
Property costs	$3,983	$4,811	$7,686	$9,511

The change in property operating expenses in both periods was primarily due to lower reimbursable and non-reimbursable real estate taxes. The change in leasing and redevelopment expenses for the quarter ended June 30, 2024 was primarily due to increased professional fees. The change in leasing and redevelopment expenses for the six months ended June 30, 2024 was primarily due to lower demolition costs, offset by increased professional fees.

Other Expenses

($ in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Environmental expenses	$(150)	$343	$(167)	$664
General and administrative expenses	6,168	5,912	12,824	12,197
Impairments	512	2,462	1,792	2,984

The change in environmental expenses in both periods was primarily due to changes in environmental estimates, reduced accretion expense, and lower legal and professional fees. Environmental expenses vary from period to period and, accordingly, undue reliance should not be placed on the magnitude or the direction of changes in reported environmental expenses for any one period, or a comparison to prior periods.

The increase in general and administrative expenses for the quarter ended June 30, 2024 was primarily due to increases in employee-related expenses and certain professional fees, partially offset by lower legal fees. The increase in general and administrative expenses for the six months ended June 30, 2024 was primarily due to increases in employee-related expenses, certain professional fees, and information technology expenses, partially offset by a decrease in non-recurring retirement and severance costs and legal fees.

Impairment charges in all periods were driven by the accumulation of asset retirement costs at certain properties as a result of changes in estimated environmental liabilities, which increased the carrying values of these properties in excess of their fair values. Impairment charges for the quarter ended June 30, 2023, and the six months ended June 30, 2024 and June 30, 2023, also included reductions in the carrying value of certain properties based on third-party indications of potential selling prices or changes in the undiscounted cash flows expected to be received during the assumed holding period for certain of the Company's properties.

Portfolio Activities

Acquisitions and Development Funding

During the quarter ended June 30, 2024, the Company invested $61.7 million at an 8.1% initial cash yield, including:

•
The acquisition of 18 properties for $56.2 million (net of previously funded amounts). Acquired properties included nine auto service centers, seven express tunnel car washes, one drive thru quick service restaurant, and one convenience store.
•
Incremental development funding of $5.5 million for the construction of five new-to-industry express tunnel car washes, auto service centers, and convenience stores. As of June 30, 2024, the Company had advanced aggregate development funding of $56.5 million for the development of properties that are either owned by the Company and under construction by our tenants, or which the Company expects to acquire via sale-leaseback transactions at the end of the respective construction periods.

Subsequent to quarter end, the Company invested approximately $1.5 million and, year-to-date, has invested a total of $103.8 million at a 7.9% initial cash yield.

Investment Pipeline

As of July 24, 2024, the Company had a committed investment pipeline of more than $53 million for the development and/or acquisition of 25 express tunnel car washes, convenience stores, and auto service centers. The Company expects to fund the majority of this investment activity, which includes multiple transactions with seven different tenants, over the next six months. While the Company has fully executed agreements for each transaction, the timing and amount of each investment is dependent on its counterparties and the schedules under which they are able to complete development projects and certain business acquisitions for which the Company is providing sale leaseback financing.

Redevelopments

As of June 30, 2024, the Company had signed leases for three redevelopment projects, including two sites under construction and one site pending recapture from our net lease portfolio, and other potential projects in various stages of feasibility planning.

Dispositions

The Company did not dispose of any properties during the quarter ended June 30, 2024. During the six months ended June 30, 2024, the Company sold one property for gross proceeds of $1.2 million and recorded a net gain of $1.0 million on the disposition.

Balance Sheet and Capital Markets

As of June 30, 2024, the Company had $842.5 million of total outstanding indebtedness consisting of (i) $675.0 million of senior unsecured notes with a weighted average interest rate of 3.9% and a weighted average maturity of 6.0 years, (ii) a $150.0 million unsecured term loan with an interest rate of 6.1% and an initial maturity in October 2025, and (iii) $17.5 million outstanding on the Company’s $300 million unsecured revolving credit facility. Available cash and equivalents were $4.7 million.

Equity Capital Markets

During the quarter ended June 30, 2024, the Company settled approximately 0.2 million shares of common stock subject to outstanding forward sale agreements under its at-the-market ("ATM") equity program for net proceeds of approximately $7.3 million.

During the quarter ended June 30, 2024, the Company entered into new forward sale agreements to sell approximately 0.4 million shares of common stock for anticipated gross proceeds of $11.4 million through its ATM equity program.

As of June 30, 2024, the Company had approximately 1.2 million shares subject to outstanding forward equity agreements under its ATM equity offering program, which upon settlement are anticipated to raise gross proceeds of approximately $35.9 million.

Debt Capital Markets

During the quarter ended June 30, 2024, the Company drew the remaining $75.0 million available under the delayed draw component of its previously announced unsecured term loan. Proceeds were used to repay amounts outstanding under the Company’s revolving credit facility and fund investment activity.

2024 Guidance

As a result of year-to-date investment and capital markets activity, the Company is increasing its 2024 AFFO guidance to a range of $2.30 to $2.32 per diluted share from the prior range of $2.29 to $2.31 per diluted share. The Company’s outlook includes completed transaction activity as of the date of this release, but does not include assumptions for any prospective acquisitions, dispositions, or capital markets activities (including the settlement of outstanding forward sale agreements).

The guidance is based on current assumptions and is subject to risks and uncertainties more fully described in this press release and the Company’s periodic reports filed with the SEC.

Webcast Information

Getty Realty Corp. will host a conference call and webcast on Thursday, July 25, 2024 at 8:30 a.m. EDT. To participate in the call, please dial 1-877-423-9813, or 1-201-689-8573 for international participants, ten minutes before the scheduled start. Participants may also access the call via live webcast by visiting the investors section of the Company's website at ir.gettyrealty.com.

If you cannot participate in the live event, a replay will be available on Thursday, July 25, 2024 beginning at 11:30 a.m. EDT through 11:59 p.m. EDT, Thursday, August 1, 2024. To access the replay, please dial 1-844-512-2921, or 1-412-317-6671 for international participants, and reference pass code 13747423.

About Getty Realty Corp.

Getty Realty Corp. is a publicly traded, net lease REIT specializing in the acquisition, financing and development of convenience, automotive and other single tenant retail real estate. As of June 30, 2024, the Company’s portfolio included 1,124 freestanding properties located in 42 states across the United States and Washington, D.C.

Non-GAAP Financial Measures

In addition to measurements defined by accounting principles generally accepted in the United States of America (“GAAP”), the Company also focuses on Funds From Operations (“FFO”) and Adjusted Funds From Operations (“AFFO”) to measure its performance.

FFO and AFFO are generally considered by analysts and investors to be appropriate supplemental non-GAAP measures of the performance of REITs. FFO and AFFO are not in accordance with, or a substitute for, measures prepared in accordance with GAAP. In addition, FFO and AFFO are not based on any comprehensive set of accounting rules or principles. Neither FFO nor AFFO represent cash generated from operating activities calculated in accordance with GAAP and therefore these measures should not be considered an alternative for GAAP net earnings or as a measure of liquidity. These measures should only be used to evaluate the Company’s performance in conjunction with corresponding GAAP measures.

FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as GAAP net earnings before (i) depreciation and amortization of real estate assets, (ii) gains or losses on dispositions of real estate assets, (iii) impairment charges, and (iv) the cumulative effect of accounting changes.

The Company defines AFFO as FFO excluding (i) certain revenue recognition adjustments (defined below), (ii) certain environmental adjustments (defined below), (iii) stock-based compensation, (iv) amortization of debt issuance costs and (v) other non-cash and/or unusual items that are not reflective of the Company’s core operating performance.

Other REITs may use definitions of FFO and/or AFFO that are different than the Company’s and, accordingly, may not be comparable.

The Company believes that FFO and AFFO are helpful to analysts and investors in measuring the Company’s performance because both FFO and AFFO exclude various items included in GAAP net earnings that do not relate to, or are not indicative of, the core operating performance of the Company’s portfolio. Specifically, FFO excludes items such as depreciation and amortization of real estate assets, gains or losses on dispositions of real estate assets, and impairment charges. With respect to AFFO, the Company further excludes the impact of (i) deferred rental revenue (straight-line rent), the net amortization of above-market and below-market leases, adjustments recorded for the recognition of rental income from direct financing leases, and the amortization of deferred lease incentives (collectively, “Revenue Recognition Adjustments”), (ii) environmental accretion expenses, environmental litigation accruals, insurance reimbursements, legal settlements and judgments, and changes in environmental remediation estimates (collectively, “Environmental Adjustments”), (iii) stock-based compensation expense, (iv) amortization of debt issuance costs and (v) other items, which may include allowances for credit losses on notes and mortgages receivable and direct financing leases, losses on extinguishment of debt, retirement and severance costs, and other items that do not impact the Company’s recurring cash flow and which are not indicative of its core operating performance.

The Company pays particular attention to AFFO which it believes provides the most useful depiction of the core operating performance of its portfolio. By providing AFFO, the Company believes it is presenting information that assists analysts and investors in their assessment of the Company’s core operating performance, as well as the sustainability of its core operating performance with the sustainability of the core operating performance of other real estate companies. For a tabular reconciliation of FFO and AFFO to GAAP net earnings, see the table captioned “Reconciliation of Net Earnings to Funds From Operations and Adjusted Funds From Operations” included herein.

Forward-Looking Statements

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the private securities litigation reform act of 1995. When the words “believes,” “expects,” “plans,” “projects,” “estimates,” “anticipates,” “predicts,” “outlook” and similar expressions are used, they identify forward-looking statements. These forward-looking statements are based on management’s current beliefs and assumptions and information currently available to management and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Examples of forward-looking statements include, but are not limited to, those regarding the company’s 2024 AFFO per share guidance, those made by Mr. Constant, statements regarding the recapture and transfer of certain net lease retail properties, statements regarding the ability to obtain appropriate permits and approvals, and statements regarding AFFO as a measure best representing core operating performance and its utility in comparing the sustainability of the company’s core operating performance with the sustainability of the core operating performance of other REITs.

Information concerning factors that could cause the company’s actual results to differ materially from these forward-looking statements can be found elsewhere from this press release, including, without limitation, those statements in the company’s periodic reports filed with the securities and exchange commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect future events or circumstances or reflect the occurrence of unanticipated events.

-more-

GETTY REALTY CORP.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except per share amounts)

	June 30, 2024	December 31, 2023
ASSETS
Real estate:
Land	$903,208	$867,884
Buildings and improvements	939,713	847,339
Investment in direct financing leases, net	56,684	59,964
Construction in progress	1,338	426
Real estate held for use	1,900,943	1,775,613
Less accumulated depreciation and amortization	(286,422)	(265,593)
Real estate held for use, net	1,614,521	1,510,020
Lease intangible assets, net	118,199	100,315
Real estate held for sale, net	2,383	2,429
Real estate, net	1,735,103	1,612,764
Notes and mortgages receivable	62,699	112,008
Cash and cash equivalents	4,723	3,307
Restricted cash	2,360	1,979
Deferred rent receivable	57,741	54,424
Accounts receivable	4,400	5,012
Right-of-use assets - operating	13,426	14,571
Right-of-use assets - finance	131	174
Prepaid expenses and other assets, net	11,293	18,066
Total assets	$1,891,876	$1,822,305
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Borrowings under Revolving Credit Facility	$17,500	$10,000
Senior Unsecured Notes, net	673,531	673,406
Term Loan, net	148,321	72,692
Environmental remediation obligations	20,958	22,369
Dividends payable	25,047	24,850
Lease liability - operating	14,791	16,051
Lease liability - finance	472	595
Accounts payable and accrued liabilities, net	40,222	46,790
Total liabilities	940,842	866,753
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value; 20,000,000 shares authorized; unissued	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 54,184,831 and 53,952,539 shares issued and outstanding, respectively	542	540
Accumulated other comprehensive income (loss)	(1,051)	(4,021)
Additional paid-in capital	1,062,204	1,053,129
Dividends paid in excess of earnings	(110,661)	(94,096)
Total stockholders’ equity	951,034	955,552
Total liabilities and stockholders’ equity	$1,891,876	$1,822,305

GETTY REALTY CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Revenues:
Revenues from rental properties	$48,720	$43,658	$95,935	$86,025
Interest on notes and mortgages receivable	1,217	1,040	2,972	1,693
Total revenues	49,937	44,698	98,907	87,718
Operating expenses:
Property costs	3,983	4,811	7,686	9,511
Impairments	512	2,462	1,792	2,984
Environmental	(150)	343	(167)	664
General and administrative	6,168	5,912	12,824	12,197
Depreciation and amortization	13,372	10,864	26,024	21,292
Total operating expenses	23,885	24,392	48,159	46,648

Gain on dispositions of real estate	141	316	1,185	903

Operating income	26,193	20,622	51,933	41,973

Other income, net	180	6	298	294
Interest expense	(9,662)	(7,104)	(18,797)	(14,618)
Loss on extinguishment of debt	—	—	—	(43)
Net earnings	$16,711	$13,524	$33,434	$27,606

Basic earnings per common share:
Net earnings	$0.30	$0.26	$0.59	$0.55

Diluted earnings per common share:
Net earnings	$0.30	$0.26	$0.59	$0.55

Weighted average common shares outstanding:
Basic	53,979	49,615	53,970	48,309
Diluted	54,011	49,989	53,987	48,576

Other comprehensive income:
Unrealized gain on cash flow hedges	734	—	3,282	—
Cash flow hedge income reclassified to interest expense	(212)	—	(312)	—
Total other comprehensive income	522	—	2,970	—

Comprehensive income	$17,233	$13,524	$36,404	$27,606

GETTY REALTY CORP.

RECONCILIATION OF NET EARNINGS TO

FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS

(Unaudited)

(in thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Net earnings	$16,711	$13,524	$33,434	$27,606
Depreciation and amortization of real estate assets	13,372	10,864	26,024	21,292
Gain on dispositions of real estate	(141)	(316)	(1,185)	(903)
Impairments	512	2,462	1,792	2,984
Funds from operations (FFO)	30,454	26,534	60,065	50,979
Revenue recognition adjustments
Deferred rental revenue (straight-line rent)	(1,771)	(1,281)	(3,317)	(2,475)
Amortization of intangible market lease assets and liabilities	(96)	(289)	(222)	(537)
Amortization of investments in direct financing leases	1,674	1,497	3,280	2,923
Amortization of lease incentives	188	262	(65)	536
Total revenue recognition adjustments	(5)	189	(324)	447
Environmental Adjustments
Accretion expense	84	120	208	278
Changes in environmental estimates	(460)	(20)	(755)	(78)
Insurance reimbursements	—	—	(65)	(52)
Legal settlements and judgments	—	—	(41)	—
Total environmental adjustments	(376)	100	(653)	148
Other Adjustments
Stock-based compensation expense	1,561	1,445	2,930	2,719
Amortization of debt issuance costs	564	249	1,127	504
Loss on extinguishment of debt	—	—	—	43
Retirement and severance costs	—	—	456	848
Total other adjustments	2,125	1,694	4,513	4,114
Adjusted Funds from operations (AFFO)	$32,198	$28,517	$63,601	$55,688

Basic per share amounts:
Net earnings	$0.30	$0.26	$0.59	$0.55
FFO (a)	0.55	0.52	1.08	1.03
AFFO (a)	0.58	0.56	1.15	1.12
Diluted per share amounts:
Net earnings	$0.30	$0.26	$0.59	$0.55
FFO (a)	0.55	0.52	1.08	1.02
AFFO (a)	0.58	0.56	1.15	1.12
Weighted average common shares outstanding:
Basic	53,979	49,615	53,970	48,309
Diluted	54,011	49,989	53,987	48,576

(a)
Dividends paid and undistributed earnings allocated, if any, to unvested restricted stockholders are deducted from FFO and AFFO for the computation of the per share amounts. The following amounts were deducted:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
FFO	$810	$663	$1,598	$1,308
AFFO	857	713	1,692	1,429

Contacts:	Brian Dickman	Investor Relations
	Chief Financial Officer	(646) 349-0598
	(646) 349-6000	ir@gettyrealty.com